ACM Dynamic Opportunity Fund
ACM Tactical Income Fund

225 Pictoria Drive Suite 450

Cincinnati, Ohio 45246

NOTICE OF ADJOURNMENT

WE NEED YOUR HELP

Dear Valued Shareholder,

We need your help. Today, the Special Meeting of Shareholders of ACM Dynamic Opportunity Fund and ACM Tactical Income Fund was adjourned due to the lack of shareholder participation. A new meeting date has been set for May 5th, 2023 to provide shareholders who have yet to cast their proxy vote with more time to do so. Our records indicate that you still have not cast your proxy vote. It is critical that we receive your response so that we may proceed with the important business of the fund.

PLEASE take a moment to cast your vote TODAY. We wish to avoid any further costs associated with following up on this matter.

For more information, please refer to the proxy statement, which can be found at https://vote.proxyonline.com/acm/docs/proxy.pdf. If you have any proxy related questions, or would like to cast your proxy vote by phone, please call 1-800-370-1164 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time. We very much appreciate your attention to this matter.

We very much appreciate your attention to this matter. Please help us by casting your vote today.

Sincerely,

Eric D. Kane

Eric D. Kane President

Four convenient voting methods…

1.   Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free 1-800-370-1164. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time.

2.	Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3.   Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.